                  CONDITIONAL AMENDMENT TO EMPLOYMENT AGREEMENT

         This Conditional Amendment to Employment Agreement (the "AMENDED AGREEMENT") by and among TravelNow.com Inc., a Delaware corporation with principal offices at 318 Park Central Square-Suite 306, Springfield, Missouri 65806 (the "COMPANY"), Chris Kuhn, an individual and resident of the State of Missouri ("EXECUTIVE"), and, solely with respect to the provisions of Section 6 hereof, Hotel Reservations Network, Inc., a Delaware corporation ("PARENT"), shall be effective as of the consummation of the Offer, as such term is defined in that certain Agreement and Plan of Merger dated as of the date hereof by and among Parent, Wonsub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and the Company (the "MERGER AGREEMENT").

                                    RECITALS

         A. The Company entered into an employment agreement with Executive in July 1999, as it may have been amended, providing for Executive's employment with the Company on certain terms and conditions (the "ORIGINAL Agreement").

         B. As of the date hereof, the Company, Parent and Sub have entered into the Merger Agreement, a condition of which is that the Executive enter into this Amended Agreement providing for the amendment and replacement of the Original Agreement with this Amended Agreement.

         C. All capitalized terms referred to in this Amended Agreement that are not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. AMENDMENT AND REPLACEMENT. Upon the Effective Date (as defined below), this Amended Agreement shall amend and replace in its entirety the Original Agreement and the Original Agreement shall have no further force or effect.

         2. EFFECTIVE DATE. This Amended Agreement shall become effective as of the consummation of the Offer provided for in the Merger Agreement (the "EFFECTIVE DATE").

         3. EMPLOYMENT. The Company hereby agrees to employ Executive as its Chief Information Officer, subject to the supervision and direction of the Company's Board of Directors.

         4. TERM. This Amended Agreement shall continue in full force and effect until terminated pursuant to Section 8 below.

         5. COMPENSATION. As Chief Information Officer, Executive will receive a salary of $10,834 per month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As a Company employee, Executive is also eligible to receive certain employee benefits, including medical and dental insurance benefits. The Company may change such benefits from time to time.


Employment Agreement                                                      Page 1

         6. ESCROW OF CERTAIN PAYMENT. Pursuant to Section 8.1(4)(c) of the Original Agreement, Executive becomes entitled to certain specified payments, payable over time as provided therein, on the consummation of the Offer and the Closing of the Merger (the "SPECIAL PAYMENTS"). In partial consideration for Executive entering into this Amended Agreement, the Company agrees to make a lump sum payment of the Special Payments into an escrow account on the date of the consummation of the Offer. The Company, Executive and Parent will select a financial institution to serve as escrow agent and execute an escrow agreement prior to the date of the consummation of the Offer. The escrow agreement will provide for the payment of the Special Payments to Executive on the 180th day following the Closing of the Merger Parent agrees to advance to the Company, in the form of a loan, an amount of funds sufficient to fund the total amount of the Special Payments upon request of the Company following the consummation of the Offer.

         7. TERMS AND CONDITIONS. As an employee of the Company and by executing this Amended Agreement, Executive agrees that the provisions of the Employment Terms Supplement (a copy of which is attached hereto and incorporated herein) are a part of this Amended Agreement and Executive agrees to the provisions thereof. As additional evidence of such agreement, Executive is executing the Employment Terms Supplement simultaneously with the execution of this Amended Agreement.

         8. TERMINATION. Executive's employment with the Company shall terminate upon Executive's death, disability, or resignation from the Company. Executive's employment with the Company constitutes at-will employment and may be terminated by either party any any time; provided, however, that in the event that the Company terminates Executive's employment without Cause (as defined below), then the Company shall pay to Executive as severance, a monthly amount equal to the Executive's regular monthly salary as it existed immediately prior to such termination for a period of three (3) months following such termination. Provided, however, that as a condition to receiving any such severance, Executive shall have executed and delivered, and shall not have revoked, a release of claims substantially in the form of Exhibit 1 attached to this Amended Agreement. As used herein, the term "CAUSE" shall mean: (i) the conviction of Employee for the commission of any misdemeanor involving fraud, misappropriation or embezzlement or the plea of guilty or nolo contendere to, or indictment for, the commission of any felony offense by Employee; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee under the terms of this Amended Agreement (including the Employment Terms Supplement); or (iv) the willful and gross neglect by Employee of the material duties required by this Amended Agreement.

         9. AMENDMENT. The terms of this Amended Agreement shall not be amended, altered or changed except by a written agreement executed by Executive, the Company and Parent.

         10. ENTIRE AGREEMENT. This Amended Agreement shall, together with the Employment Terms Supplement, constitute the entire agreement between Executive and the Company relating to the terms of Executive's employment, and supersedes the Original Agreement and any other employment agreements or promises made to Executive by anyone, whether oral or written.

[Remainder of this page intentionally left blank]







Employment Agreement                                                      Page 2

         IN WITNESS WHEREOF, the parties hereto have executed this Amended Agreement and agree that it will be effective as provided in Section 2 of this Amended Agreement.





EMPLOYEE:                                 COMPANY:

                                          TRAVELNOW.COM INC.


/s/ Chris Kuhn                            By: /s/ H. Whit Ehrler
----------------------------------           ----------------------------------
Chris Kuhn                                ------------------,---------------





HOTEL RESERVATIONS NETWORK, INC.
(solely with respect to the provisions of Section 6 of this Amended Agreement)



By: /s/ Mel Robinson
   ------------------------------


DATE: January 3, 2001
















Employment Agreement                                                      Page 3

                                    EXHIBIT 1


                                RELEASE OF CLAIMS

         FOR AND IN CONSIDERATION OF the special payments and benefits to be provided in connection with the termination of my employment in accordance with the terms of the Conditionally Amended Employment Agreement dated January __, 2001 (as amended and in effect from time to time, the "EMPLOYMENT AGREEMENT") between TravelNow.com, Inc. ("COMPANY"), and me, I, on my own behalf and on behalf of my personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and all others connected with me, hereby release and forever discharge Company and each of its respective affiliates and all of their respective past and present officers, directors, stockholders, controlling persons, employees, agents, representatives, successors and assigns and all of others connected with any of its employees, agents, representatives, successors and assigns and all others connected with any of them (all collectively, the "RELEASED PARTIES"), both individually and in their official capacities, from any and all rights, liabilities, claims, demands, and causes of action of any type (collectively, "CLAIMS") which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment or its termination or pursuant to any federal, state, foreign or local employment law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by Company, each as amended from time to time); provided, however, that the foregoing release shall not apply to any right explicitly set forth in the Employment Agreement to special payments and benefits to be provided in connection with the termination of my employment.

         In signing this Release of Claims, I acknowledge that I have had at least 21 days from the date of notice of termination of my employment to consider the terms of this Release of Claims and that such time has been sufficient; that I am encouraged by Company to seek the advice of an attorney prior to signing this Release of Claims; and I am signing this Release of Claims voluntarily and with a full understanding of its terms.

         I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

         Intending to be legally bound, I have signed this Release of Claims as of the date first written above.

Signature:        [____________________]
           -------------------------------


Date Signed:      [____________________]
             --------------------------------------------






Employment Agreement                                                      Page 4

                           EMPLOYMENT TERMS SUPPLEMENT
                                       FOR
                                   CHRIS KUHN

         The execution of this Employment Terms Supplement is a condition of my employment with TravelNow.com Inc., its subsidiaries, affiliates, parent corporation, successors or assigns (together the "COMPANY"), and in consideration of the terms of my employment between myself and the Company, I agree to the terms hereof.

         1.       CONFIDENTIAL INFORMATION AND TRAINING.

                  A. COMPANY INFORMATION. The Company promises to provide me with access to certain confidential information during the course of my employment that will allow me to perform my job duties. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "CONFIDENTIAL INFORMATION" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company, either directly or indirectly, in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

                  B. FORMER EMPLOYER INFORMATION. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

                  C. THIRD PARTY INFORMATION. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

                  D. SPECIALIZED TRAINING. The Company promises to provide me with specialized training and instructions that will allow me to perform my job duties.

         2.       INVENTIONS.

                  A. INVENTIONS RETAINED AND LICENSED. I have attached hereto, as Schedule 1, a list (if any) describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "PRIOR INVENTIONS"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; as indicated on Schedule 1, or, if no such list is attached, I represent there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, paid up, irrevocable, perpetual, worldwide license to


Employment Agreement                                                      Page 5
make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. I will not be entitled to any compensation for such grant.

                  B. ASSIGNMENT OF INVENTIONS. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, software design, software coding, charts, drawings, work papers, programs, manuals, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, to the extent they relate to the Company's business, products, services or projects assigned to me by the Company, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "INVENTIONS") and I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Invention.

                  C. INVENTIONS ASSIGNED TO THE UNITED STATES. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

                  D. MAINTENANCE OF RECORDS. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

                  E. PATENT AND COPYRIGHT REGISTRATIONS. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

         3. CONFLICTING EMPLOYMENT. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the


Employment Agreement                                                      Page 6
business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

         4. RETURNING COMPANY DOCUMENTS. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d).

         5. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

         6. NON-SOLICITATION OF EMPLOYEES. I agree that for a period of one (1) year immediately following the termination of my relationship with the Company, for any reason, I shall not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity, or otherwise hire as an employee or a consultant, for myself or any other person or entity, any such employee of the Company. For the purposes of this paragraph, a person is considered as an employee of the Company while they are employed by the Company and for a period of sixty (60) days after the termination of their employment with the Company.

         7. NON-SOLICITATION OF SUPPLIERS. I agree that for a period of one (1) year immediately following the termination of my employment relationship with the Company, for any reason, I shall not, either directly or indirectly solicit, induce, recruit or encourage any of the hotels, affiliates, or commercially linked websites doing business with the Company to limit, curtail, or stop doing business with the Company or to attempt to divert business directed by such parties to the Company to any other person or entity.

         8.       NON-COMPETE PROVISION.

                  A. COVENANT. In consideration for the Company's promises to me in Section 1 above and in order to be eligible to participate in the Company's stock option plan, and other good and valuable consideration, I agree that during my employment and for a period of one (1) year following the termination of my employment with the Company, for whatever reason, I will not in any manner (other than for the Company), directly or by assisting others, engage in, have an equity or profit interest in, or render services of any kind or nature to any business that Competes (as defined below) with the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit me from owning not more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system.

                  B. DEFINITIONS. For purposes of this Section 8, the term "COMPETES" with the Company shall mean any one or more of the following activities:

                  (i) offering to locate or book hotel rooms or time-based lodging in any hotel or facility located in a Protected City (as defined below) using the world wide web of the internet ("World Wide Web");


Employment Agreement                                                      Page 7

                  (ii) offering to locate or book hotel rooms or time-based lodging in any hotel or facility located in any Protected City using a telephone call center;
                  (iii) offering to book or arrange, directly or through other parties, any airline or cruise line travel arrangements using the World Wide Web or a telephone call center;
                  (iv) offering to book or arrange, directly or through other parties, any rental car reservations in any Protected City using the World Wide Web or a telephone call center; or
                  (iii) engaging in any other business activities (other than those described in (b)(i) through (b)(iv) above) which are conducted, offered or provided by the Company during your employment and as to which you are involved, to the extent your activities are in the same markets or states as those engaged in by the Company.

As used herein in this Section 8, the term "PROTECTED CITY" shall mean any city in which the Company offers to locate or book hotel rooms, either directly through the Company, or indirectly through links to any other parties during your employment.

                  C. COVERAGE. I acknowledge that the Company markets its products and services to persons throughout the United States through advertising and through its World Wide Web sites, and I agree that this non-compete provision is necessary to protect the Company against any business which Competes with the Company.

         9. REMEDIES. I acknowledges that (a) it would be difficult to calculate damages to the Company or its subsidiaries or affiliates from any breach of my obligations under this Agreement, (b) that injuries to Company and its subsidiaries or affiliates from any such breach would be irreparable and impossible to measure, and (c) that the remedy at law for any breach or threatened breach of Employee's obligations under this Agreement would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its subsidiaries or affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

         10.      GENERAL PROVISIONS.

                  A. GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This agreement will be governed by the laws of the State of Delaware, without regard to the choice of law provision, statutes, regulations or principles of this or any other jurisdiction. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

                  B. ENTIRE AGREEMENT. This agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions and/or agreements between us. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this agreement.

                  C. SEVERABILITY. If one or more of the provisions in this agreement are deemed void by law, then the remaining provisions will continue in full force and effect.


Employment Agreement                                                      Page 8

                  D. SUCCESSORS AND ASSIGNS. This agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

                  E. CONFLICT OF INTEREST GUIDELINES. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit "A" hereto.


January 3, 2001                           /s/ Chris Kuhn
                                          ---------------------------------
                                          Chris Kuhn


TRAVELNOW.COM INC.



By: /s/ H. Whit Ehrler
----------------------------------
----------------------------------


























Employment Agreement                                                      Page 9

                                    EXHIBIT A
                               TRAVELNOW.COM INC.
                         CONFLICT OF INTEREST GUIDELINES

         It is the policy of TraveNow.com Inc. (the "Company") to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the Chief Executive Officer and written approval for continuation must be obtained.

         1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment Terms elaborate on this principle and are binding agreements.)

         2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

         4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         5. Initiating or approving any form of personal or social harassment of employees.

         6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         7.  Borrowing from or lending to employees, customers or suppliers.

         8.  Acquiring real estate of interest to the Company.

         9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

         11. Making any unlawful agreement with distributors with respect to prices.

         12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

         13. Engaging in any conduct which is not in the best interest of the Company.


Employment Agreement                                                     Page 10

         Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy constitute grounds for immediate termination of employment.





























Employment Agreement                                                     Page 11